Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

April 30, 2019

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three months ended March 30, 2019 and March 31, 2018, in millions of dollars except share and per share amounts.

	Three Months Ended
	March 30,	March 31,
	2019	2018
Net sales	$1,543	$1,579
Net earnings attributable to Seaboard	$57	$32

Earnings per common share	$48.79	$26.75
Average number of shares outstanding	1,167,430	1,170,550
Dividends declared per common share	$2.25	$1.50

Notes to Report of Earnings:

For the three months ended March 30, 2019 and March 31, 2018,  net earnings attributable to Seaboard included other investment income of $113 million and other investment loss of $37 million, respectively. Included in other investment income for the three months ended March 30, 2019 was $104 million of non-cash, unrealized mark-to-market gains on short-term investments.

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on May 21, 2019 to stockholders of record at the close of business on May 10, 2019.

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.